      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                    WESTCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          6035                          51-0308535
(STATE OR OTHER JURISDICTION OF    PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                                   23 PASTEUR
                         IRVINE, CALIFORNIA 92618-3816
                                 (949) 727-1002
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                  JOY SCHAEFER
                                   PRESIDENT
                                    WESTCORP
                                   23 PASTEUR
                         IRVINE, CALIFORNIA 92618-3816
                                 (949) 727-1002
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:
                              ANDREW E. KATZ, ESQ.
                        MITCHELL, SILBERBERG & KNUPP LLP
                          11377 WEST OLYMPIC BOULEVARD
                       LOS ANGELES, CALIFORNIA 90064-1683
                                 (310) 312-2000
                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF SECURITIES             AMOUNT TO BE          OFFERING PRICE          AGGREGATE            AMOUNT OF
       TO BE REGISTERED                REGISTERED              PER SHARE         OFFERING PRICE     REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
  value........................     5,319,469 Shares            $12.00             $63,833,628            $16,582
-----------------------------------------------------------------------------------------------------------------------
Subscription Warrants..........    26,597,343 Warrants            (2)                  (2)                 None
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the estimated offering price.

(2) No separate consideration will be received for the subscription warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS
DATED AS OF MAY 5, 2000
SUBJECT TO COMPLETION

                                5,319,469 SHARES
                                [WESTCORP LOGO]
                                  COMMON STOCK
                 ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS
--------------------------------------------------------------------------------

     We are offering to our existing shareholders the right to purchase 5,319,469 shares of common stock in this rights offering. Our common stock trades on the New York Stock Exchange under the symbol "WES."

     - You will receive one right for each share of our common stock which you own on the record day of May 25, 2000. For each 5.0 rights which you exercise, you will be able to purchase one share of our common stock at a price of $12.00 per share. This is your "Basic Subscription Right."

     - If you fully exercise your Basic Subscription Right, you may elect to purchase additional shares of common stock to the extent available on a pro rata basis with other stockholders making that election. This is your "Oversubscription Right."

     - We will not issue fractional rights or fractional shares, and we will not pay cash in place of rights or fractional shares. These rights are transferable and are expected to trade on the New York Stock Exchange under the symbol "WES Rt". If the number of rights which you own on the record date would result, when exercised, in your receipt of fractional shares, the number of shares which you will be able to purchase will be rounded down to the next whole number. You may seek to transfer any rights which you own which are not sufficient to purchase a whole share of common stock.

     - The rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Daylight Time, on June 15, 2000, which date and time are the "expiration date," unless we extend this offering. If you want to participate in this rights offering, you must submit your subscription documents to us before the expiration date, in the manner described in this prospectus.

     - Subscriptions are irrevocable once we receive them, unless we amend this offering.

     - Stockholders who do not participate in this rights offering will continue to own the same number of shares of our common stock, but will own a smaller percentage of the total number of shares outstanding to the extent that other stockholders participate in this rights offering.

     - Ernest S. Rady, our Chairman, is the beneficial owner of approximately 66% of our common stock. Mr. Rady has informed us that he will exercise his Basic Subscription Right and that he expects to also exercise his Oversubscription Right.

     - In addition, we are making a contribution of up to $5.0 million to our Employee Stock Ownership and Salary Savings Plan to enable the Plan and its participants to exercise their subscription rights.

----------------------------------------------------------------------------------------
                                                            Per Share           Total
----------------------------------------------------------------------------------------
Offering price:                                              $12.000         $63,833,628
----------------------------------------------------------------------------------------

THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AUTHORITY OR AGENCY.
--------------------------------------------------------------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY   , 2000.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
  Westcorp..........................    1
     Our Company....................    1
       Automobile Lending
          Operations................    1
       Bank Operations..............    2
     The History of Westcorp........    3
     Market and Competition.........    4
     Our Business Strategy..........    5
     Our Address....................    6
  The Offering......................    7
  Summary Financial Data............   10
Risk Factors........................   12
  Risks Related to the Offering.....   12
  Risks Related to Us...............   13
  Risks Related to Factors Outside
     Our Control....................   17
Use of Proceeds.....................   20
Dividend Policy.....................   20
The Offering........................   20
     The Rights.....................   20
     Basic Subscription Right.......   21
     Oversubscription Right.........   21
     Subscription Price.............   22
     Expiration Time and Date.......   22
     Principal Stockholders.........   22
     Subscription Procedures........   22

                                      Page
     Subscription Payments..........   24
     Notice of Guaranteed
       Delivery.....................   24
     No Revocation..................   25
     Method of Transferring
       Rights.......................   25
     Procedures for DTC
       Participants.................   26
     Subscription Agent.............   26
     Determination of the
       Subscription Price...........   26
     Foreign Stockholders;
       Stockholders with APO or FPO
       Addresses....................   26
     Regulatory Limitation..........   27
     Withdrawal of this Offering....   27
     Issuance of the Common Stock...   27
     No Board Recommendation........   27
     No Effect on Stock Options or
       Bonus Interests..............   27
Shares of Common Stock Outstanding
  After the Offering................   27
Certain Federal Income Tax
  Consequences......................   28
Legal Matters.......................   29
Experts.............................   29
Forward-Looking Statements..........   29
Where You Can Find More
  Information.......................   30
Incorporation by Reference..........   30
Material Changes....................   31

                               PROSPECTUS SUMMARY

     This summary highlights certain information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," before deciding to invest in shares of our common stock.

                                    WESTCORP

OUR COMPANY

     Westcorp is a diversified financial services holding company that provides automobile lending services through its second tier subsidiary, WFS Financial Inc ("WFS") and provides retail and commercial banking services through its wholly owned subsidiary, Western Financial Bank (the "Bank"). The Bank currently owns 82% of the capital stock of WFS.

     AUTOMOBILE LENDING OPERATIONS

     We are one of the nation's largest independent automobile finance companies with 27 years of experience in the automobile finance industry. We originate, service and securitize new and used automobile installment contracts, which are generated through our relationships with over 8,500 franchised and independent automobile dealers in 43 states. We originated $3.3 billion of automobile contracts during 1999 and serviced a portfolio of $5.4 billion of automobile contracts at December 31, 1999.

     We provide service to dealers through our nationwide network of business development representatives. Our business development representatives provide dealers with a single contact to whom they can sell most of their automobile contracts. Unlike many of our competitors, we offer programs for both prime and non-prime borrowers. Approximately 70% of our contract originations are with borrowers who have strong credit histories, otherwise known as prime borrowers, and approximately 30% or our contracts are with borrowers who have overcome past credit difficulties, otherwise known as non-prime borrowers. We do not offer programs for borrowers who are currently experiencing or recently have experienced credit difficulties, otherwise known as sub-prime borrowers.

     We underwrite contracts through a credit approval process that is supported and controlled by a centralized, automated front-end system. This system incorporates proprietary credit scoring models and industry credit scoring models and tools, which enhance our credit analysts' abilities to tailor each contract's pricing and structure to maximize risk-adjusted returns. Our underwriters earn incentives based on the profitability rather than the volume of the contracts that they purchase.

     We structure our business to minimize operating costs while providing high quality service to our dealers. Those aspects of our business that require a local market presence are performed on a decentralized basis in our 45 offices. All other operations are centralized.

     We fund our purchases of contracts with deposits raised at the Bank which are insured by the Federal Deposit Insurance Corporation ("FDIC"). We securitize the contracts we have purchased on a regular basis. Since 1985, we have securitized over $15 billion of automobile contracts in 47 public offerings of asset-backed securities, making us the fourth largest issuer of such securities in the nation. We anticipate that we will continue to securitize contracts in transactions recorded as either secured financings or as sales. We believe that the relationship maintained between WFS and the Bank provides us a competitive advantage relative to other independent automobile finance companies by providing a significant source of liquidity at a low cost and by allowing us the ability to enter the automobile asset-backed securities market on an opportunistic basis.

     To improve our long-term profitability, we restructured our automobile lending operations in 1998. As a result, we incurred a net loss of $14.7 million in 1998 due to higher credit losses and a $15.0 million charge related to the restructuring. The higher credit losses were due to purchasing a higher percentage of non-prime contracts during 1996 and 1997, as well as servicing disruptions created by our restructuring. As part of this restructuring, we merged our prime and non-prime operations and offices, changed our purchasing strategy to emphasize prime contracts, eliminated unprofitable dealer relationships, implemented new underwriting and servicing technology, closed 96 underperforming offices and reduced our number of employees ("associates") by approximately 20%.

     As a result of this restructuring, we have:

     - returned to profitability, realizing record net income of $52.6 million in 1999;

     - increased operating cash flows from automobile lending operations from $13.6 million in 1997, to $16.4 million in 1998 and to $110 million in 1999;

     - increased automobile contract originations from $2.3 billion in 1997, to $2.7 billion in 1998 and to $3.3 billion in 1999;

     - increased prime contract originations from 54% in 1997, to 68% in 1998 and to 69% in 1999;

     - improved the percentage of applications funded to applications received from 13% for the first quarter of 1998 to 19% for the fourth quarter of 1999;

     - lowered automobile lending operating expenses as a percentage of average serviced contracts from 5.0% in 1997, to 4.1% in 1998 and to 3.6% in 1999; and

     - reduced automobile net chargeoffs as a percentage of average serviced contracts from 3.0% in 1997 and 3.4% in 1998 to 2.1% in 1999.

     BANK OPERATIONS

     The Bank's primary focus is to generate diverse, low-cost funds to provide the liquidity needed to fund automobile contracts. We have the ability to raise significant amounts of liquidity by attracting both short-term and long-term deposits from the general public, commercial enterprises and institutions by offering a variety of accounts and rates. These funds are generated through our retail and commercial banking divisions. We may also raise funds by obtaining advances from the Federal Home Loan Bank ("FHLB"), selling securities under agreements to repurchase and utilizing other borrowings.

     Our retail banking division serves the needs of individuals and small businesses by offering a broad range of products, such as demand deposit accounts, money market accounts, certificates of deposits and other investment services through 25 retail branches located throughout California. Our commercial banking division focuses on small and medium-sized businesses in southern California, offering loans, lines of credit and trade finance services, as well as account analysis, cash management and other commercial depository services in order to attract low-cost commercial deposits. We also employ the liquidity generated by the retail and commercial banking divisions by investing in mortgage-backed securities ("MBS") to generate additional net interest margin, to manage interest rate risk, to provide another source of liquidity through repurchase agreements, to support community reinvestment and housing finance and to meet regulatory requirements.

     During 1998 and into 1999, we determined that our mortgage banking activities no longer met our long-term profit goals and strategic objectives. As a result, we closed our prime mortgage lending operations and sold $28.9 million in mortgage servicing rights in the fourth quarter of 1998 and incurred a $3.0 million restructuring charge. During the third quarter of 1999, we completed the sale of our sub-prime mortgage lending operations and sold the remaining $1.0 billion of mortgage servicing rights that we held. During the fourth quarter of 1999, we closed our loan servicing department and entered into an agreement to sell the rights to service our remaining owned portfolio, thereby completing our mortgage banking exit strategy. At December 31, 1999, we owned $598 million in single-family and multi-family mortgage loans that were originated through previous mortgage lending activities.

THE HISTORY OF WESTCORP

     Western Thrift & Loan Association, a California-licensed thrift and loan association was founded in 1972. In 1973, Western Thrift Financial Corporation was formed as the holding company for Western Thrift & Loan Association. Western Thrift Financial Corporation later changed its name to Westcorp. In 1982, Westcorp acquired Evergreen Savings and Loan Association, a California-licensed savings and loan association, which became a wholly owned subsidiary of Westcorp. The activities of Western Thrift & Loan Association and Evergreen Savings and Loan Association were merged together in 1982, and Evergreen Savings and Loan Association's name was changed ultimately to Western Financial Bank.

     Western Thrift & Loan Association was involved in automobile finance activities from its incorporation until its merger with Evergreen Savings and Loan Association. At such time, the automobile finance activities of Western Thrift & Loan Association were continued by the Bank. In 1988, Westcorp Financial Services, Inc. was incorporated as a wholly owned consumer finance subsidiary of the Bank to provide non-prime automobile finance services, a market not serviced by the Bank's automobile finance division.

     In 1995, the Bank transferred its automobile finance division to Westcorp Financial Services and changed its name to WFS Financial Inc. In connection with that acquisition, the Bank transferred to WFS all assets relating to its automobile finance division, including the contracts held on balance sheet and all interests of the Bank in the excess spread payable from outstanding securitization transactions. The Bank also transferred all of the outstanding stock of WFS Financial Auto Loans, Inc., ("WFAL"), and WFS Financial Auto Loans 2, Inc., ("WFAL2"), the securitization entities of the Bank, thereby making these companies subsidiaries of WFS. In 1995, WFS sold approximately 20% of its shares in a public offering.

     On February 15, 2000, WFS completed a follow-on offering of 2,350,000 shares of common stock at a price of $15.00 per share. On March 14, 2000, underwriters for the follow-on offering exercised their over allotment option to purchase 300,000 additional shares bringing total net proceeds raised by WFS to approximately $37.9 million. The Bank purchased 1,000,000 shares of the total 2,650,000 shares issued by WFS. The primary purpose of the offering was to provide WFS with additional capital to fund growth, to increase the amount of contracts which can be acquired and held prior to sale in the asset-backed securities market, and to provide working capital for general corporate purposes. After the follow-on offering, the Bank owns approximately 82% of WFS' shares.

     The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). It is further subject to certain regulations of the Board of Governors of the Federal Reserve System which governs reserves required to be maintained against deposits and other matters. The Bank is also a member of the FHLB of San Francisco, one of twelve regional banks for federally insured savings and loan associations and banks comprising the FHLB System. The FHLB System is under the supervision of the Federal Housing Finance Board. WFS and certain other subsidiaries of the Bank are further regulated in part by various departments or commissions of the states in which they do business. Federal statutes and regulations primarily define the types of loans that the Bank and its subsidiary may originate.

MARKET AND COMPETITION

     We believe that the automobile finance industry is the second largest consumer finance industry in the United States with over $635 billion of loan and lease originations during 1999. The industry is generally segmented according to the type of car sold, new versus used, and the credit characteristics of the borrower, prime, non-prime or sub-prime. Based upon industry data, we believe that during 1999, prime, non-prime and sub-prime loan originations in the United States were $341 billion, $105 billion and $86 billion, respectively. The U.S. captive automobile finance companies, General Motors Acceptance Corporation, Ford Motor Credit Company and Chrysler Credit Corporation account for up to approximately 30% of the automobile finance market. We believe that the balance of the market is highly fragmented and that no other market participant has greater than a 1% market share. Other market participants include the captive automobile finance companies of other manufacturers, banks, credit unions, independent automobile finance companies and other financial institutions.

     Our dealer servicing and underwriting capabilities enable us to compete effectively in the automobile finance market. Our ability to compete successfully depends largely upon our strong personal relationships with dealers and their willingness to offer to us those contracts that meet our underwriting criteria. Our relationship is fostered by the promptness with which we process and fund contracts as well as the flexibility and scope of the programs we offer. We purchase the full spectrum of prime and non-prime contracts secured by both new and used vehicles.

     The competition for contracts available within the prime and non-prime credit quality contract spectrum is more intense when the rate of automobile sales declines. Although we have experienced consistent growth for many years, we can give no assurance that we will continue to do so. Several of our competitors have greater financial resources than we have and may have a significantly lower cost of funds. Many of these competitors also have longstanding relationships with automobile dealers and may offer dealers or their customers other forms of financing or services not provided by us. The finance company that provides floor planning for the dealer's inventory is also ordinarily one of the dealer's primary sources of financings for automobile sales. We do not currently provide financing on dealers' inventories. We must also compete with dealer interest rate subsidy programs offered by the captive automobile finance companies. However, frequently those programs are limited to certain models or to certain loan terms which may not be attractive to many new automobile purchasers. Also, these programs are rarely offered on used vehicles.

     Competition in the retail banking business comes primarily from commercial banks, credit unions, savings and loan associations, mutual funds, and from the corporate and government securities markets. Many of the nation's largest savings and loan associations and other depository institutions are headquartered or have branches in California. We compete for deposits primarily on the basis of interest rates paid and the quality of service provided to our customers. We do not rely on any individual, group or entity for a material portion of our deposits.

     Competition in the commercial banking business comes primarily from other commercial banks that maintain a presence in Southern California. In general, many commercial banks are more sizable institutions with larger lending capacities and depository services. We have differentiated ourselves by providing high quality service, local relationship management, prompt credit decisions, and competitive rates on both loans and depository products.

OUR BUSINESS STRATEGY

     Our business objective is to maximize long-term profitability by efficiently purchasing and servicing prime and non-prime credit quality automobile contracts that generate strong and consistent risk-adjusted returns. We believe we will be able to achieve this objective by employing our business strategies:

     - produce measured growth in automobile contract originations;

     - leverage technology to improve our business;

     - effectively price automobile contracts relative to risk; and

     - utilize the diverse funding sources of the Bank.

     PRODUCE MEASURED GROWTH IN AUTOMOBILE CONTRACT ORIGINATIONS

     Over the past five years, we have experienced a compounded annual growth rate in automobile contract purchases in excess of 26%.

     We provide a high degree of personalized service to our dealership base by marketing, underwriting and purchasing contracts on a local level. Our focus is to provide each dealer superior service by providing a single source of contact to meet the dealer's prime and non-prime financing needs. We believe that the level of our service surpasses that of our competitors by making our business development representatives available any time a dealer is open, making prompt credit decisions, negotiating credit decisions within available programs by providing structural alternatives and funding promptly.

     Growth of originations will be primarily through increased dealer penetration. We intend to increase contract purchases from our current dealer base as well as develop new dealer relationships. Prior to 1995, we originated contracts in seven, primarily western states. Subsequently, we increased our geographic penetration to 36 additional states. Although our presence is well established throughout the country, we believe that we still have opportunities to build market share, especially in those states which we entered since 1994. In addition, we have improved our dealer education and delivery systems in order to increase the ratio of contracts purchased to the amount of applications reviewed from a dealer, thereby improving the efficiency of our dealer relationships. We are also seeking to increase contract purchases through new dealer programs targeting high volume, multiple location dealers. These programs focus on creating relationships with dealers to achieve higher contract originations and improved efficiencies. We also originate loans directly from consumers on a limited basis. Additionally, we continue to explore other distribution channels including the Internet and are piloting different dealer-centric approaches to determine the most effective Internet strategies.

     LEVERAGE TECHNOLOGY TO IMPROVE OUR BUSINESS

     We are focused on leveraging technology to improve all aspects of our business. Over the past three years, we have implemented technology and streamlined operations to improve credit quality, enhance and manage growth and improve operating efficiency. We plan to realize additional benefits with ongoing investments in the future.

     Key technological initiatives implemented to date include our:

     - new automated front-end origination system which calculates borrower ratios, maintains lending parameters and approval limits, accepts electronic applications and directs applications to the appropriate credit analyst, all of which have reduced the cost of receiving, underwriting and funding automobile contracts;

     - custom designed proprietary scoring models that rank in order the risk of loss occurring on a particular automobile contract;

     - new collection system platform utilizing new hardware and software to improve our ability to queue according to the level of risk, monitor collector performance and track delinquent automobile accounts;

     - centralized and upgraded borrower services department which includes remittance processing, interactive voice response technology and direct debit services; and

     - centralized imaging system that provides for the electronic retention and retrieval of account records.

     We are currently developing behavioral scoring models to enhance both the efficiency and effectiveness of our collection processes. We are also developing a second generation data warehouse to enhance our ability to maximize our profitability by dealer, and we are developing an on-line, Internet-based credit application to further enhance our growth.

     EFFECTIVELY PRICE AUTOMOBILE CONTRACTS RELATIVE TO RISK

     Quality underwriting and servicing are essential to effectively assess and price for risk and to maximize risk-adjusted returns. We rely on a combination of credit scoring models, system controlled underwriting policies and the judgment of our trained credit analysts to make risk-based credit decisions. We use credit scoring to differentiate applicants and to rank order credit risk in terms of expected default probability. Based upon this statistical assessment of credit risk, the underwriter is able to appropriately tailor contract pricing and structure.

     To achieve the return anticipated at origination, we have developed a disciplined servicing process for the early identification and cure of delinquent contracts and for loss mitigation. In addition, we provide credit and profitability incentives to our associates to make decisions consistent with our underwriting policies by offering bonuses based both on individual and office-wide performance.

     UTILIZE THE DIVERSE FUNDING SOURCES OF THE BANK

     The Bank provides diverse, low-cost funds through its retail and commercial banking divisions as well as its ability to obtain advances from the FHLB, sell securities under agreements to repurchase and to utilize other borrowing sources. These significant and diverse sources of funds provide liquidity at a low cost to fund our automobile contract purchases and allow us to opportunistically enter the automobile asset-backed securities market.

OUR ADDRESS

     Our principal executive office and mailing address is 23 Pasteur, Irvine, California 92618-3816, and our telephone number is (949) 727-1002. Our website address is http://www.westcorpinc.com. The information contained in our website does not constitute part of this prospectus.

                                  THE OFFERING

The Offering...............  We are offering to sell 5,319,469 shares of our common stock upon the exercise of subscription rights.

Record Date................  May 25, 2000.

Subscription price.........  $12.00 per share.

Basic Subscription Right...  We are granting each person who was a record holder of our common stock on the Record Date one right for each share of common stock held on that date. To exercise the Basic Subscription Right, you must deliver 5.0 rights for each share of common stock you subscribe for. There is no minimum amount of shares you must purchase using your Basic Subscription Rights, but you may not purchase fractional shares. You will receive a Subscription Warrant evidencing your subscription rights.

                             When determining the number of shares we will issue, divide the number of subscription rights you own, whether distributed to you by us or otherwise acquired by you, by 5.0 and round down to the nearest whole number. For example, if you own 118 subscription rights, you may subscribe for 23 shares (118 subscription rights / 5.0 = 23.6, rounded down to 23 shares, the nearest whole number).

Oversubscription Right.....  If you fully exercise your Basic Subscription
                             Rights by subscribing for the maximum number of whole shares you may purchase based upon the number of Basic Subscription Rights you own, and other shareholders do not fully exercise their Basic Subscription Rights, you may elect to purchase additional shares of common stock. We cannot assure you that any additional shares of common stock will be available for purchase. Any amounts tendered by you not used to purchase additional shares will be promptly refunded to you, without interest.

                             If shares of common stock are available for purchase pursuant to the Oversubscription Rights, but the number of shares is not sufficient to satisfy in full all oversubscriptions received by us, the number of shares available will be allocated on a pro rata basis based upon the number of Basic Subscription Rights exercised by each person seeking to oversubscribe as of the Expiration Date of the offering.

Expiration Date............  The rights will expire on June 15, 2000 at 5:00
                             p.m., Eastern Daylight Time, unless we decide, in our sole discretion, to extend the Expiration Date.

Termination................  We may cancel the Offering at any time, in which case we will return your subscription payment to you, without interest.

Exercising your rights.....  Your rights will be evidenced by a Subscription
                             Warrant which will be distributed to stockholders of record on the Record Date. You may exercise your rights by properly completing and signing the

                             Subscription Warrant and returning it, with full payment for the shares you are subscribing for, to the Subscription Agent by the Expiration Date. You may elect to exercise your Basic Subscription Rights in whole or in part, and if you exercise your Basic Subscription Rights in full, your Oversubscription Rights. See "The Rights Offering--Subscription Payments" for details about delivery and payment. Rights not exercised by the Expiration Date will be null and void after the Expiration Date.

                             You will receive all shares you subscribe for pursuant to your Basic Subscription Rights. If your oversubscription is not completely filled, we will send you a check for all shares we were unable to allocate to you. No interest will be paid on returned subscription funds.

                             YOUR SUBSCRIPTION IS IRREVOCABLE AFTER YOU SUBMIT THE SUBSCRIPTION DOCUMENTS.

Transferability of
rights.....................  Your subscription rights are transferable and we expect that they will trade on the New York Stock Exchange under the symbol "WES Rt" until the close of business on the last trading day prior to the Expiration Date. You may request that the Subscription Agent attempt to sell your rights for you. The Subscription Agent must receive your Subscription Warrant by 11:00 a.m., Eastern Daylight time, on the third trading day before the Expiration Date if you are seeking to sell your rights. We can give you no assurance that the Subscription Agent will be able to sell your rights or the price at which they will be sold.

Subscription procedures....  You may exercise your Basic Subscription Rights and, if you elect to do so as well, your Oversubscription Rights by properly completing and signing the Subscription Warrant which accompanies this prospectus. You must then return the completed and signed Subscription Warrant with full payment for the total number of shares you are subscribing for to ChaseMellon Shareholder Services, our Subscription Agent. Your payment may be by bank certified check, cashier's check or wire transfer.

Subscription Agent.........  ChaseMellon Shareholder Services, L.L.C.
                              85 Challenger Road
                              Ridgefield Park, New Jersey
                              Attention: Reorganization Department

Information Agent..........  ChaseMellon Shareholder Services, L.L.C.
                              44 Wall Street
                              New York, New York 10005

Stock certificates.........  Certificates representing shares of common stock will be delivered to subscribers with respect to the exercise of Basic Subscription Rights within two business days after the Expiration Date. We will deliver certificates representing shares of common stock allocated with respect to the exercise of Oversubscription Rights within ten business days following the Expiration Date.

Federal income tax
  consequences.............  Your receipt or exercise of subscription rights should not be treated as a taxable event for United States federal income tax purposes. The purchase or sale of subscription rights may result in a taxable gain or loss. Please see "Certain Federal Income Tax Consequences."

Questions..................  If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Information Agent, ChaseMellon Shareholder Services, at (888) 232-7873.

Risk Factors...............  An investment in shares of our common stock involves a high degree of risk. Please see "Risk Factors."

Use of proceeds............  The net proceeds of the offering will be used by us for general corporate purposes and in particular to finance our growth in automobile contracts purchased.

                             SUMMARY FINANCIAL DATA

     The following table presents summary audited financial data for the years ended December 31, 1999, 1998, 1997, 1996 and 1995. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements incorporated herein by reference.

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------------
                                      1999          1998          1997          1996          1995
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED SUMMARY OF OPERATIONS
Interest income..................  $   297,616   $   272,142   $   270,532   $   242,388   $   222,093
Interest expense.................      152,285       161,331       161,070       139,194       139,279
                                   -----------   -----------   -----------   -----------   -----------
     Net interest income.........      145,331       110,811       109,462       103,194        82,814
Provision for credit losses......       38,400        18,960        12,851        13,571        11,470
                                   -----------   -----------   -----------   -----------   -----------
     Net interest income after
       provision for credit
       losses....................      106,931        91,851        96,611        89,623        71,344
Noninterest income...............      210,006       133,438       222,853       187,964       107,951
Noninterest expense(1)...........      218,461       253,532       246,269       210,346       117,724
                                   -----------   -----------   -----------   -----------   -----------
Income (loss) before income taxes
  and extraordinary item.........       98,476       (28,243)       73,195        67,241        61,571
Income tax (benefit).............       41,460       (11,330)       31,287        28,095        25,235
                                   -----------   -----------   -----------   -----------   -----------
Income (loss) before minority
  interest.......................       57,016       (16,913)       41,908        39,146        36,336
Minority interest in earnings
  (loss) of subsidiaries.........        6,522        (2,216)        5,120         7,349         2,908
                                   -----------   -----------   -----------   -----------   -----------
Income (loss) before
  extraordinary item.............       50,494       (14,697)       36,788        31,797        33,428
Extraordinary gain from early
  extinguishment of debt (net of
  income tax of $1,546)..........        2,132
                                   -----------   -----------   -----------   -----------   -----------
Net income (loss)................  $    52,626   $   (14,697)  $    36,788   $    31,797   $    33,428
                                   ===========   ===========   ===========   ===========   ===========
OTHER SELECTED FINANCIAL DATA
Book value per share(2)..........  $     13.26   $     12.43   $     13.27   $     12.23   $     11.54
Weighted average number of shares
  and common share
  equivalents--diluted...........   26,505,128    26,305,117    26,351,144    26,199,537    25,917,018
Income (loss) before
  extraordinary item.............  $      1.91   $     (0.56)  $      1.40   $      1.21   $      1.29
Extraordinary item...............         0.08
                                   -----------   -----------   -----------   -----------   -----------
Net income (loss) per share--
  diluted(2).....................  $      1.99   $     (0.56)  $      1.40   $      1.21   $      1.29
                                   ===========   ===========   ===========   ===========   ===========
Dividends per share(2)...........  $      0.20   $      0.25   $      0.40   $      0.39   $      0.34
Dividend payout ratio............         12.6%          N/A          28.6%         32.2%         26.4%

------------------------------
(1) Includes $18.0 million in restructuring charges in 1998.

(2) Reflects 5% stock dividends in 1995 and 1996.

                                                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------
                                           1999         1998         1997         1996         1995
                                                            (DOLLARS IN THOUSANDS)
CONSOLIDATED SUMMARY OF FINANCIAL CONDITION
Assets:
  Cash and other assets...............  $  722,496   $  734,213   $  707,362   $  515,161   $  331,604
  Loans:
     Consumer(1)......................   1,516,395      932,962      294,101      290,501      343,027
     Mortgage(2)......................     598,088    1,006,937    1,536,942    1,433,050    1,404,190
     Commercial(2)....................      67,141       52,934       37,375        7,661
  Mortgage-backed securities..........   1,431,376      980,044      941,448      849,548      852,552
  Investments and time deposits.......     163,278      125,730      248,815      239,124      291,564
                                        ----------   ----------   ----------   ----------   ----------
       Total assets...................  $4,498,774   $3,832,820   $3,766,043   $3,335,045   $3,222,937
                                        ==========   ==========   ==========   ==========   ==========
Liabilities:
  Deposits............................  $2,212,309   $2,178,735   $2,000,896   $1,873,942   $1,753,475
  FHLB advances and other
     borrowings.......................     960,005      440,924      563,922      569,357      655,100
  Amounts held on behalf of trustee...     687,274      528,092      488,653      393,449      341,693
  Other liabilities...................      59,140       94,311       95,088       47,058       48,605
                                        ----------   ----------   ----------   ----------   ----------
       Total liabilities..............   3,918,728    3,242,062    3,148,559    2,883,806    2,798,873
  Subordinated debentures.............     199,298      239,856      239,195      104,917      104,360
  Minority interest in equity of
     subsidiaries.....................      28,030       21,857       29,538       28,392       21,965
  Shareholders' equity................     352,718      329,045      348,751      317,930      297,739
                                        ----------   ----------   ----------   ----------   ----------
       Total liabilities and
          shareholders' equity........  $4,498,774   $3,832,820   $3,766,043   $3,335,045   $3,222,937
                                        ==========   ==========   ==========   ==========   ==========
OTHER SELECTED FINANCIAL DATA
Average assets........................  $3,952,360   $3,859,202   $3,682,781   $3,233,713   $2,837,292
Return on average assets..............        1.33%       (0.38)%       1.00%        0.98%        1.18%
Average shareholders' equity..........  $  341,179   $  329,250   $  329,250   $  308,305   $  213,311
Return on average shareholders'
  equity..............................       15.42%       (4.46)%      11.17%       10.31%       13.51%
Equity to assets ratio................        7.84%        8.58%        9.26%        9.53%        9.24%
Originations:
     Consumer loans...................  $3,355,732   $2,680,341   $2,337,359   $2,157,556   $1,556,296
     Mortgage loans...................     276,936    2,754,398    2,331,506    1,259,716      491,274
     Commercial loans.................     237,316      124,259       71,399        8,632
                                        ----------   ----------   ----------   ----------   ----------
       Total originations.............  $3,869,984   $5,558,998   $4,740,264   $3,425,904   $2,047,570
                                        ==========   ==========   ==========   ==========   ==========
Interest rate spread..................        3.61%        2.89%        2.65%        2.86%        2.44%

------------------------------
(1) Net of unearned discounts.

(2) Net of undisbursed loan proceeds.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes incorporated herein by reference.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                          RISK RELATED TO THE OFFERING

IF YOU DO NOT EXERCISE YOUR FULL BASIC SUBSCRIPTION RIGHTS, YOUR PERCENTAGE OWNERSHIP AND VOTING RIGHTS OF WESTCORP WILL DECREASE.

     If you choose not to exercise your Basic Subscription Rights in full, your relative ownership interest in Westcorp will be diluted to the extent others exercise their subscription rights. Your voting rights and percentage interest in any of Westcorp's net earnings may also be diluted if you do not exercise your rights. We are unable to determine the number of shares, if any, that will be sold in the offering.

THE OFFERING PRICE WAS DETERMINED BY OUR BOARD OF DIRECTORS AND BEARS NO RELATIONSHIP TO THE VALUE OF OUR ASSETS, FINANCIAL CONDITION OR OTHER ESTABLISHED CRITERIA FOR VALUE. OUR COMMON STOCK MAY TRADE AT PRICES ABOVE OR BELOW THIS PRICE.

     Our Board of Directors determined the offering price after considering a number of factors including:

     - current market price of our stock;

     - book value of our stock;

     - past operations;

     - cash flows;

     - earnings;

     - our overall financial condition; and

     - our future prospects.

     The Board of Directors did not assign weighting to any one factor in setting the offering price. After the date of this prospectus, our common stock may trade at prices above or below the offering price.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION EXERCISE AND COULD BE COMMITTED TO BUY SHARES ABOVE THE PREVAILING MARKET PRICE.

     The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below $12.00, then you will have committed to buy shares of common stock at a price above the prevailing market price. Once you have exercised you subscription rights, you may not revoke your exercise unless we amend the offering. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the offering price.

BECAUSE WE MAY TERMINATE THE OFFERING AT ANY TIME, YOUR PARTICIPATION IN THE OFFERING IS NOT ASSURED.

     Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

                              RISKS RELATED TO US

THE OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED, WHICH MAY RESULT IN CONFLICTS OF INTEREST AND ACTIONS THAT ARE NOT IN THE BEST INTERESTS OF OTHER STOCKHOLDERS.

     Ernest S. Rady is the founder, the Chairman of the Board of Directors and the Chief Executive Officer of Westcorp. Mr. Rady is also the Chairman of the Board of Directors of the Bank and WFS. Mr. Rady is the beneficial owner of approximately 66% of the outstanding shares of common stock of Westcorp and will be able to exercise significant control over our company. In addition, Mr. Rady has advised us that he intends to exercise the Basic Subscription Rights controlled by him in full and will also oversubscribe. The exact number of shares he and the entities he controls will be able to purchase pursuant to Oversubscription Rights cannot be determined at this time.

     Accordingly, the common stock ownership of Mr. Rady will enable him to elect all of our directors and effectively control the vote on all matters submitted to a vote of our stockholders, including mergers, sales of all or substantially all of our assets and "going private" transactions. Because of the significant block of common stock controlled by Mr. Rady, decisions may be made that, while in the best interest of Mr. Rady, may not be in the best interest of other stockholders.

THE AVAILABILITY OF OUR FINANCING SOURCES MAY DEPEND ON FACTORS OUTSIDE OF OUR CONTROL.

     We depend on a significant amount of financing to operate our business. We employ a business strategy to utilize diverse funding sources to fund our operations. These sources include raising both short-term and long-term deposits from the general public, commercial enterprise and institution by offering a variety of accounts and rates through our retail and commercial banking operations. In addition, we raise funds though the collection of principal and interest from loans, automobile asset-backed securities, commercial paper, advances from the FHLB, repurchase agreements, subordinated debentures and other borrowings. The sources used vary depending on such factors as rates paid, maturities, and the impact on capital. In addition, the Bank, as a member of the FHLB, is required to maintain a specified ratio of cash, short-term United States government and other qualifying securities to net withdrawable accounts and borrowings payable in a year or less. The required liquidity ratio is currently 4%.

     The availability of these financing sources may depend on factors outside of our control, including regulatory issues such as the capital requirements of the Bank, debt ratings, competition, a market for automobile asset-backed securities and our ability to receive financings from other financial institutions. If we were unable to raise the necessary financing to run our business, we would have to curtail our loan origination activities, which would have a material adverse effect on our financial position, liquidity and results of operations.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT OPERATING CASH FLOWS TO RUN OUR BUSINESS.

     Our business requires substantial operating cash flows. Operating cash requirements include amounts paid to dealers for acquisition of automobile contracts, expenses incurred in connection with the securitization of automobile contracts, capital expenditures for new technologies and ongoing operating costs. Our primary source of operating cash comes from the excess cash flows received from securitization trusts and loans held on the balance sheet. The timing and amount of excess cash flow from loans varies based on a number of factors, including but not limited to:

     - the rates of loan delinquencies, defaults and net losses;

     - how quickly and at what price repossessed vehicles can be resold or real estate can be foreclosed and sold;

     - ages of the loans in the portfolio; and

     - levels of voluntary prepayments.

Any adverse change in these factors could reduce or eliminate excess cash flows to us. Although we currently have positive operating cash flows, we cannot assure you that we will continue to generate positive cash flows in the future which could have a material adverse effect on our financial position, liquidity and results of operations.

CHANGES IN OUR SECURITIZATION PROGRAM COULD ADVERSELY AFFECT OUR LIQUIDITY AND EARNINGS.

     Our business depends on our ability to aggregate and sell automobile contracts in the form of publicly offered asset-backed securities. These sales generate cash proceeds that allow us to repay amounts borrowed and to purchase additional contracts. In addition, the sale of contracts to a securitization trust in preparation for securitization, may create an accounting gain on sale that forms a material part of our reported earnings for each quarter. Changes in our asset-backed securities program could materially adversely affect our earnings or ability to purchase and resell automobile contracts on a timely basis. Such changes could include a:

     - change in the securitization structure which results in gain on sale not being recognized;

     - delay in the completion of a planned securitization;

     - negative market perception of us; and

     - failure of the contracts we intend to sell to conform to insurance company and rating agency requirements.

     If we are unable to use a securitization program, we may have to curtail our automobile contract purchasing activities, which would have a material adverse effect on our financial position, liquidity and results of operations and may cause our market price to drop.

WE DEPEND ON OUR CREDIT ENHANCEMENTS TO MAINTAIN FAVORABLE INTEREST RATES AND CASH REQUIREMENTS FOR OUR AUTOMOBILE ASSET-BACKED SECURITIZATION TRANSACTIONS.

     To date, all of our automobile asset-backed securitization transactions have used credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance Inc. ("FSA"). These insurance policies are currently one of the most effective and least capital intensive forms of credit enhancement. We use this credit enhancement to achieve "AAA/ Aaa" ratings on our securitizations, which reduces the overall costs of a transaction relative to alternative forms of financing available to us. FSA is not required to insure our securitizations and we cannot assure you that it will continue to do so or that our future securitizations will be similarly rated. Likewise, we are not required to use financial guaranty insurance policies issued by FSA or any other form of credit enhancement in connection with our securitizations. A downgrading of FSA's credit rating, FSA's withdrawal of credit enhancement or the lack of availability of reinsurance or other alternative credit enhancements could result in higher interest costs for our future securitizations and/or larger initial cash deposit requirements if we are unable to obtain similar policies on similar terms. These events could have a material adverse effect on our financial position, liquidity and results of operations.

IF WE LOSE OUR REINVESTMENT CONTRACT RELATIONSHIP OR IF OUR REINVESTMENT CONTRACTS ARE NO LONGER DEEMED ELIGIBLE INVESTMENTS, WE MAY NOT BE ABLE TO OBTAIN COMPARABLE FINANCING.

     We have access to the cash flows of the automobile contracts sold to the securitization trust in each of the outstanding securitization transactions, including the cash held in each spread account, through a series of agreements into which, the Bank, WFS, and WFAL2, and other parties have entered. We are permitted to use that cash as we determine, including in the ordinary business activities of originating contracts.

     In each securitization transaction, the securitization agreements require that all cash flows of the relevant trust and the associated spread accounts be invested in an eligible investment. The Bank and WFAL2 have entered into a reinvestment contract in connection with each securitization transaction, which is deemed to be an eligible investment under the relevant securitization agreements.

     A limited portion of the funds invested in reinvestment contracts may be used by WFAL2 and the balance may be used by the Bank. The Bank makes its portion of the invested funds available to WFS through a reinvestment contract. Under the reinvestment contract with WFS and the Bank, WFS receives access to all of the cash available to the Bank under each trust reinvestment contract. WFS is obligated to repay to the Bank an amount equal to the cash it used, when needed by the Bank, to meet its obligations under the individual trust reinvestment contracts. With the portion of the cash available to WFAL2 under the individual trust reinvestment contracts, WFAL2 purchases contracts from WFS according to the terms of sale and servicing agreements entered into with WFS. If the reinvestment contracts were no longer deemed an eligible investment, which determination could be made by either of the securitization rating agencies or FSA in their sole discretion, we would no longer have the ability to use this cash in the ordinary course of business and would need to obtain alternative financing, which may only be available on less attractive terms. If we were unable to obtain additional financing, we may have to curtail our contract purchasing activities, which would also have a material adverse effect on our financial position, liquidity and results of operations.

PREPAYMENTS AND LOSSES MAY HAVE A MATERIAL EFFECT ON THE VALUE OF OUR RETAINED INTEREST IN SECURITIZED ASSETS.

     We may sell automobile contracts to a grantor or owner trust in a manner which requires that we account for the transaction as a sale. This gain on sale is not an actual amount of cash received, but rather an asset which represents the expected future earnings we will receive based upon the amount of interest we expect to receive from our borrowers less the interest we expect to pay our investors in the securitization. The benefit of this difference is then reduced by the servicing and guarantor fees we must pay as well as the prepayment and credit losses expected to occur on the contracts in the trust. We make assumptions about prepayment rates and credit losses based upon our historical experience and other factors. The resulting gain on sale asset is called retained interest in securitized assets, or RISA. The RISA is amortized on a monthly basis over the life of the securitization. We reevaluate the assumptions we use to calculate the RISA every quarter. We adjust those assumptions and the RISA to the extent our actual experience with the performance of the contracts in a securitization trusts deviates from the experience we initially anticipated. If actual prepayment and credit loss rates are higher than the assumptions we initially used, we must write-down the value of the RISA. If the write-down is large enough, it will have a material adverse effect on our earnings and capital.

A LOSS OF CONTRACTUAL SERVICING RIGHTS COULD HAVE A MATERIAL EFFECT ON OUR BUSINESS.

     As servicer of all our securitized automobile contracts, we are entitled to receive contractual servicing fees. Contractual servicing fees are earned at rates ranging from 1.0% to 1.25% per annum on the outstanding balance of contracts securitized. FSA, as guarantor, can terminate our right to act as servicer upon the occurrence of events defined in the pooling and servicing agreements for securitized contracts such as our bankruptcy or material breach of warranties or covenants. Any loss of such servicing rights could have a material adverse effect on our financial position, liquidity and results of operations.

WE EXPECT OUR OPERATING RESULTS TO CONTINUE TO FLUCTUATE WHICH MAY ADVERSELY IMPACT OUR BUSINESS AND OUR STOCKHOLDERS.

     Our results of operations have fluctuated in the past and are expected to fluctuate in the future principally as a result of the timing, size, pricing and structure of our automobile asset-backed securitization transactions. Other factors that could affect our quarterly earnings include but are not limited to:

     - variations in the volume of loans originated, which historically tends to be lower in the first and fourth quarters of the year;

     - interest rate spreads;

     - the effectiveness of our hedging strategies;

     - credit losses, which historically tend to be higher in the first and fourth quarters of the year;

     - operating costs; and

     - whether a automobile asset-backed securitization transaction is treated as a sale or a financing.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGY COULD ADVERSELY AFFECT OUR
OPERATIONS.

     Our financial position and results of operations depend on our ability to execute our business strategy, which includes the following key elements:

     - producing measured growth in contract originations;

     - leveraging technology to improve our business;

     - effectively pricing contracts relative to risk; and

     - utilize the diverse funding sources of the Bank.

Our failure or inability to execute any element of our business strategy could materially adversely affect our financial position, liquidity and results of operations.

WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING AND MAY USE THEM IN WAYS WITH WHICH YOU DISAGREE.

     We have not allocated specific amounts of the net proceeds to any particular growth plans. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of management to use such funds effectively could have a material adverse effect on our financial position, liquidity and results of operations.

                  RISKS RELATED TO FACTORS OUTSIDE OUR CONTROL

INTEREST RATE FLUCTUATIONS CAN HARM OUR PROFITABILITY.

     Our profitability is largely determined by the difference between the effective rate of interest earned on loans and MBS purchased by us and the interest paid on our deposits and other funding sources as well as the interest rate paid on notes and certificates issued in automobile asset-backed securitization transactions. Several factors affect our ability to manage interest rate risk. Our interest bearing assets may have different maturity and repricing characteristics than our interest bearing liabilities. To protect against changes in interest rates, we utilize various financial instruments to hedge our portfolios. We cannot assure you, however, that our hedging strategy will consistently or completely offset adverse changes in interest rates or that we will not sustain losses on hedging transactions. In addition, in a rising interest rate environment we may not be able to increase rates charged to our borrowers fast enough to compensate for an increase in the interest rates we pay.

ECONOMIC SLOWDOWNS OR RECESSIONS MAY AFFECT OUR BUSINESS.

     Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the default probability on our loan portfolios. These periods may also be accompanied by decreased demand for the products we offer and could reduce business for us. Decreased consumer demand for our loan products may also contributes to a decline in the value of assets securing such products, which weakens collateral coverage and increases the possibility of losses in the event of a default. We cannot assure you that we could remain profitable under any such conditions or that such conditions will not result in such severe reductions in the cash flows available to us to permit us to remain current on our current financings.

ADVERSE CHANGES IN USED CAR PRICES MAY HARM OUR BUSINESS.

     Significant increases in the inventory of used automobiles may depress the prices at which we can sell our inventory of repossessed vehicles or may delay sales. Factors that may affect the level of used car inventory include consumer preferences, leasing programs offered by captive finance companies and seasonality. In addition, average used car prices have fluctuated in the past, and any softening in the future of the used car market could cause our recovery rate on repossessed vehicles to decline below current levels. Lower recovery rates would increase the level of credit losses incurred by us that would, in turn, lower the amount of cash flows received.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN OUR INDUSTRY.

     The auto finance business is highly competitive. We compete with captive auto finance companies owned by major automobile manufacturers, banks, credit unions, savings associations and independent consumer finance companies that conduct business in the geographic regions in which we operate. Many of these competitors have greater financial and marketing resources than us. Additionally, on occasion the captive finance companies provide financing on terms significantly more favorable to auto purchasers than we can offer. For example, the captive finance companies can offer special low interest loan programs as incentives to purchasers of selected models of automobiles manufactured by their respective parent manufacturers.

     Many of our competitors also have long standing relationships with automobile dealers and may offer dealers or their customers other forms of financing, including dealer floor plan financing and leasing, which we do not provide. Providers of automobile financing have traditionally competed on the basis of interest rate charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish ourself as one of the principal financing sources of the dealers we serve, we compete predominately on the basis of our high level of dealer service and strong dealer relationships and by offering flexible loan terms.

     Competition in the retail banking business comes primarily from commercial banks, credit unions, savings and loan associations, mutual funds, and corporate and government securities. Many of the nation's largest savings and loan associations and other depository institutions are headquartered or have branches in California. We compete for deposits primarily on the basis of interest rates paid and the quality of service provided to our customers. We do not rely on any individual, group or entity for a material portion of our deposits.

     Competition in the commercial banking business comes primarily from other commercial banks that maintain a presence in southern California. In general, many commercial banks are more sizable institutions with larger lending capacities and depository services. We have differentiated ourselves by providing high quality service, local relationship management, prompt credit decisions, and competitive rates on both loans and depository products. We cannot assure you that we will be able to compete successfully in these markets or against these competitors.

LEGAL AND REGULATORY REQUIREMENTS MAY RESTRICT OUR ABILITY TO DO BUSINESS.

     The Bank is subject to inspection and regulation by the Office of Thrift Supervision, the primary federal banking agency responsible for the supervision and regulation of the Bank. The most significant impact of such regulation and supervision is that absent approval by the OTS, we are precluded from holding, on balance sheet, consumer loans, including contracts, in an aggregate principal balance in excess of 30% of the total consolidated assets of the Bank. The limitation is increased to 35% of the Bank's consolidated assets if all of the consumer loans in excess of the 30% limit are obtained by us or the Bank and its other subsidiaries directly from consumers. Our securitization activities, however, enable us to remove contracts that are securitized from the Bank's balance sheet for regulatory purposes. As a result, those securitized contracts are not included in the calculation of the percentage of the Bank's consolidated assets subject to either the 30% or 35% limitation on consumer loans.

     We are also subject to numerous federal and state consumer protection laws and regulations, which, among other things may affect:

     - the interest rates, fees and other charges which we may impose;

     - the terms and conditions of the loans;

     - the disclosures which must be made to obligors; and

     - the collection, repossession and foreclosure rights with respect to delinquent obligors.

     The extent and nature of such laws and regulations vary from state to state. We believe that we are in compliance in all material respects with all such applicable laws. Prospective changes in such laws or the enactment of new laws may have an adverse effect on our business or the results of our operations.

ADVERSE OUTCOMES OF LITIGATION AGAINST US COULD HAVE A MATERIAL EFFECT UPON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     We are involved in and will likely continue to be a party to litigation. As a result of the consumer-oriented nature of the industry in which we operate and uncertainties with respect to the application of various laws and regulations in some circumstances, industry participants are named from time to time as defendants in litigation, including class action suits, involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against us in connection with any litigation could have a material adverse effect on our financial condition and results of operations. In addition, a decision that a material number of contracts purchased by us involved violations of applicable lending laws by automobile dealers could materially adversely affect our financial condition and results of operations.

WE EXPECT OUR STOCK PRICE TO CONTINUE TO FLUCTUATE.

     The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of finance-related companies including automobile finance companies, have been especially volatile. Such fluctuations can result from:

     - quarterly variations in operating results;

     - changes in analysts' estimates;

     - short-selling of our common stock;

     - events affecting other companies that investors deem to be comparable to us;

     - fluctuations in interest rates;

     - factors which have the effect of increasing, or which investors believe may have the effect of increasing, our cost of funds; or

     - general economic trends and conditions.

     Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.

                                USE OF PROCEEDS

     We expect to receive net proceeds from the sale of 5,319,469 shares of common stock offered by us pursuant to this rights offering of approximately $63.6 million, assuming that all shares offered are purchased, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us based upon the offering price of $12.00 per share. The purpose of the offering is to provide us with additional capital for general corporate purposes and in particular to fund our growth, including increasing the amount of automobile contracts we can acquire and hold prior to a sale or financing transaction in the asset-backed securities market.

                                DIVIDEND POLICY

     We paid cash dividends of $0.20, $0.25 and $0.40 per share for the years ended December 31, 1999, 1998 and 1997, respectively. On December 17, 1999, we declared a cash dividend of $0.05 per share for shareholders of record as of January 14, 2000, which dividend was paid on January 28, 2000. On February 15, 2000, we declared a cash dividend of $0.05 per share for shareholders of record as of April 27, 2000, with a payable date of May 11, 2000. On May 2, 2000, we declared a cash dividend of $0.10 per share for shareholders of record as of July 3, 2000, with a payable date of July 17, 2000. We cannot assure you that our dividend policy will not change in the future.

                                  THE OFFERING

THE RIGHTS

     We are offering our stockholders the right to subscribe for and purchase 5,319,469 shares of common stock at $12.00 per share. Only those stockholders who own common stock on the Record Date will receive subscription rights directly from us to purchase stock in the rights offering. The subscription rights are transferable and any person who acquires subscription rights before the Expiration Date may exercise these subscription rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, ChaseMellon Shareholder Services, L.L.C., as of the Record Date.

     We are distributing to each person who was a record holder of our common stock on the Record Date one right for each share of common stock held on that date. You must deliver 5.0 rights for each share of common stock for which you subscribe. There is no minimum amount of shares you must purchase using your Basic Subscription Rights, but you may not purchase fractional shares. We are distributing a Subscription Warrant evidencing your subscription rights with this prospectus to stockholders of record as of the Record Date. If you execute a Subscription Warrant you agree that your exercise of the rights will be on the terms and subject to the conditions specified in this prospectus.

     When determining the number of shares we will issue to you, divide the number of subscription rights you own, whether distributed to you by us or otherwise acquired by you, by 5.0 and round down to the nearest whole number. For example, if you own 118 subscription rights, you may subscribe for 23 shares (118 subscription rights / 5.0 = 23.6, rounded down to 23 shares, the nearest whole number). We will not pay cash for or issue fractional rights. You may not divide a Subscription Warrant in such a way as to permit you to receive a greater number of rights than you are otherwise entitled to receive. However, a depository, bank, trust company or securities broker or dealer holding shares of our common stock for more than one beneficial owner on the Record Date, may, upon proper showing to the Subscription Agent, exchange its Subscription Warrant to obtain several Subscription Warrants for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each beneficial owner been a holder of record on the Record Date.

BASIC SUBSCRIPTION RIGHT

     You may subscribe to purchase one share of our common stock for every 5.0 rights you hold. You may combine rights you have received from us as a stockholder on the Record Date with rights you have acquired from other stockholders, but you must have at least 5.0 rights for each share of our common stock for which you are subscribing.

OVERSUBSCRIPTION RIGHT

     If you fully exercise your Basic Subscription Right with respect to all the rights you hold, you may subscribe for additional shares of our common stock. This Oversubscription Right will be available to the extent that other rights holders do not exercise their Basic Subscription Right in full. If you wish to exercise your Oversubscription Right, you must specify the maximum number of additional shares you want to purchase, and you must submit the full subscription price for those shares to the Subscription Agent. If you wish to exercise your Oversubscription Right, you must do so at the same time you fully exercise your Basic Subscription Right.

     If we receive subscriptions, including oversubscriptions, for more than the 5,319,469 shares offered hereby, then we will allocate the available shares as follows:

     - first, subscribing rights holders who exercise their Basic Subscription Rights, in whole or in part, will receive the shares to which they have subscribed, and

     - second, subscribing rights holders who exercise their Oversubscription Rights, will receive shares in proportion to the number of shares each such holder has purchased pursuant to their Basic Subscription Rights, subject to the elimination of fractional shares. If you are not allocated the full amount of shares that you subscribed for pursuant to your Oversubscription Right, you will receive a refund (without interest) of the subscription price that you delivered for those shares of our common stock that are not allocated to you. The Subscription Agent will mail refunds after the expiration of the offering.

     For purposes of determining whether you have exercised your Basic Subscription Right in full, only Basic Subscription Rights held by you in the same capacity will be considered. For example, if you hold shares of our common stock as an individual and you exercise your Basic Subscription Right in full with respect to those shares, you may exercise your Oversubscription Right with respect to those shares, even if you do not exercise your Basic Subscription Right with respect to shares held jointly with your spouse or shares in a retirement account.

     In order to exercise the Oversubscription Right, banks, brokers and other nominee rights holders who exercise the Oversubscription Right on behalf of beneficial owners must certify to the Subscription Agent and to us with respect to each beneficial owner:

          (1) the number of shares held on the Record Date;

          (2) the number of rights exercised pursuant to the Basic Subscription Right;

          (3) that the holder has exercised its Basic Subscription Right in full; and

          (4) the number of shares subscribed for pursuant to the Oversubscription Right.

SUBSCRIPTION PRICE

     The subscription price is $12.00 per share, payable in cash.

EXPIRATION TIME AND DATE

     This offering will expire at 5:00 p.m., Eastern Daylight Time, on June 15, 2000, unless we extend the offering. After the expiration of the offering, all unexercised rights will be null and void. We will notify you of any extension of the expiration by issuing a press release. We will not be obligated to honor any purported exercise of rights which the Subscription Agent received after the expiration of the offering, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described below.

PRINCIPAL STOCKHOLDERS

     As of May 4, 2000, Ernest S. Rady, our Chairman, beneficially owned approximately 66% of the outstanding common stock, and will thus receive rights to subscribe for 17,724,513 shares in this offering. Mr. Rady has informed us that he will exercise his Basic Subscription Right and that he expects to also exercise his Oversubscription Right, although Mr. Rady has not committed to oversubscribe for all shares not otherwise subscribed for by other stockholders. Depending upon the number of shares purchased by others, upon the completion of this offering Mr. Rady will beneficially own not less than 66 percent of our outstanding common stock.

     As of May 4, 2000, our Employee Stock Ownership and Salary Savings Plan (the "Plan") was the record owner of 1,396,967 shares of our Common Stock. Our Board of Directors has determined to make a contribution to the Plan of up to $5.0 million to enable the Plan and its participants to exercise their subscription rights.

SUBSCRIPTION PROCEDURES

     In order to exercise rights, you must:

          (1) complete and sign your Subscription Warrant (with any signatures guaranteed if required, as described below); and

          (2) deliver the completed and signed Subscription Warrant, together with payment in full of the subscription price for each share for which you subscribe (See "--Subscription Payments") to the Subscription Agent before the expiration of the offering, unless delivery of the Subscription Warrant is effected pursuant to the guaranteed delivery procedures described below.

     If you do not indicate the number of shares to be subscribed for on your Subscription Warrant or guarantee notice (as applicable), or if you indicate a number of shares that does not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of whole shares that may be subscribed for, under both the Basic Subscription Right and the Oversubscription Right for the aggregate purchase price you delivered.

     If you subscribe for fewer than all of the shares represented by your Subscription Warrant you will generally be able to:

          (1) direct the Subscription Agent to attempt to sell your remaining rights; or

          (2) receive from the Subscription Agent a new Subscription Warrant representing your unused rights. See "--Method of Transferring Rights" below.

     Your signature on each Subscription Warrant you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

          (1) the shares to be issued are to be issued to the registered holder of the rights, as indicated on the Subscription Warrant; or

          (2) the Subscription Warrant is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States exercising for your account.

     If you hold shares of our common stock for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to receive their investment decision and to obtain instructions and certifications with respect to their rights. If you are so instructed by a beneficial owner, you should complete the appropriate Subscription Warrant and, should the beneficial holder wish to exercise the Oversubscription Right, the related nominee holder certification, a form of which is included in the instructions distributed with the Subscription Warrants. You should submit these to the Subscription Agent with the proper payment.

     If you are a beneficial owner whose shares of our common stock are held for your account by another, you should give your instructions regarding your investment decision as to the rights attached to those shares to that holder.

     You should carefully read the instructions accompanying the Subscription Warrant and follow them closely. You should send your Subscription Warrant, with any payment, to the Subscription Agent. Do not send your Subscription Warrants to us.

     The method of delivery of the Subscription Warrant and the payment of the subscription price to the Subscription Agent is at your election and risk. If you send your Subscription Warrant and payments by mail, they should be sent by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the Subscription Agent and clearance of payment prior to the expiration time.

     We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights, which determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or reject the purported exercise of any right because of any defect or irregularity. Neither the Subscription Agent nor we are under any duty to notify you of any such defect or irregularity, and will not be held liable for any failure to notify you of any such defect or irregularity. We also reserve the right to reject any exercise if it is not in accordance with the terms of this offering, not in proper form or if it could be deemed unlawful or materially burdensome. See "--Regulatory Limitation" below.

     You should direct any questions or requests for assistance concerning the method of exercising rights, or requests for additional copies of this prospectus supplement and the accompanying prospectus, the instructions or the notice of guaranteed delivery, to ChaseMellon Shareholder Services, L.L.C., at 450 W. 33rd Street, 14th Floor, New York, New York 10001 (telephone: banks and brokers (212) 273-8193, collect; all others (888) 867-5964).

     If you do not exercise your rights prior to 5:00 p.m. Eastern Daylight Time on the Expiration Date, they will expire and be null and void.

SUBSCRIPTION PAYMENTS

     You must pay for all shares you subscribe for by:

          (1) check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to ChaseMellon Shareholder Services, L.L.C. as Subscription Agent; or

          (2) by wire transfer of funds to the account which the Subscription Agent maintains for this purpose at the Chase Manhattan Bank, New York, NY, ABA No. 021-000-21, Attention: ChaseMellon Shareholder Services, Reorg. A/C 323-133703 WESTCORP, Attn: Evelyn O'Connor, telephone number (201) 296-4515.

     The subscription price will be considered received by the Subscription Agent only upon:

          (1) clearance of an uncertified check;

          (2) receipt by the Subscription Agent of a certified or cashier's check or bank draft drawn upon a United States bank or of a postal, telegraphic or express money order; or

          (3) receipt of funds wired to the Subscription Agent's account designated above.

     Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the Expiration Date, we urge you to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

NOTICE OF GUARANTEED DELIVERY

     If you wish to exercise rights, but you will not be able to get your Subscription Warrant to the Subscription Agent prior to the expiration of the offering, you may nevertheless exercise the rights if:

          (1) before the expiration of the offering, the Subscription Agent receives:

             (a) payment for each share you subscribe for pursuant to your Basic Subscription Right and, if applicable, your Oversubscription Right and

             (b) a guarantee notice from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the Subscription Agent of the Subscription Warrant evidencing the rights to be exercised within three NYSE trading days following the date of that notice; and

          (2) within this three NYSE trading day period, the Subscription Agent receives the properly completed Subscription Warrant with any signatures guaranteed as required.

     You may deliver the guarantee notice referred to above to the Subscription Agent in the same manner as you would deliver Subscription Warrant. Eligible institutions may deliver the notice of guaranteed delivery by telegram or facsimile transmission (telecopier no. (201) 296-4293). To confirm facsimile deliveries, please call (201) 496-4860. You should refer to the form titled "Notice of Guaranteed Delivery," which is provided with the "Instructions as to Use of Subscription Warrants" distributed with the Subscription Warrant for the information and representations required in the guarantee notice.

NO REVOCATION

     Once you have exercised your Basic Subscription Right and, if you so elect, your Oversubscription Right, you may not revoke that exercise.

METHOD OF TRANSFERRING RIGHTS

     We anticipate that the rights will trade on the NYSE under the symbol "WES Rt" and may be purchased and sold through usual investment channels until the close of business on the last trading day prior to the Expiration Date.

     You may transfer all of the rights evidenced by a single Subscription Warrant by endorsing the Subscription Warrant for transfer in accordance with the accompanying instructions. You may transfer a portion of the rights evidenced by a single Subscription Warrant, but not fractional rights, by delivering to the Subscription Agent a Subscription Warrant properly endorsed for transfer, with instructions to register that portion of the rights indicated in the name of the transferee and to issue to it a new Subscription Warrant evidencing the transferred rights. In that event, a new Subscription Warrant evidencing the balance of the rights will be issued to you or, if you so instruct, to an additional transferee, or will be sold by the Subscription Agent in the manner described below upon your instructions.

     You may also sell any of the rights evidenced by a Subscription Warrant through the Subscription Agent by delivering to it the Subscription Warrant properly executed for sale by the Subscription Agent. If you wish to have the Subscription Agent sell only a portion of the rights evidenced by a single Subscription Warrant, you should instruct the Subscription Agent regarding the action to be taken with respect to the rights that you do not want to be sold. The Subscription Agent must receive your order to sell rights at or prior to 11:00 a.m., Eastern Daylight time, on the third trading day before the Expiration Date. Promptly following the Expiration Date, the Subscription Agent will send you a check for the net proceeds from the sale of any rights sold on your behalf. If the Subscription Agent is able to sell any rights, the sale price will be the weighted average sale price of all rights sold by the Subscription Agent, less expenses. The Subscription Agent's obligation to execute orders is subject to its ability to find buyers, and if it cannot fill all sale orders, sale proceeds will be prorated based on the number of rights each holder has asked the Subscription Agent to sell. If any of your rights cannot be sold by the Subscription Agent by 5:00 p.m., Eastern Daylight time, on the third trading day before the Expiration Date, they will be returned to you promptly by mail.

     You should take into account that transfers, particularly those requiring the issuance of new Subscription Warrants, can take several business days. Neither we nor the Subscription Agent will have any liability if Subscription Warrants or any other required documents are not received in time for exercise or sale prior to the Expiration Date.

     You will be issued a new Subscription Warrant upon the partial exercise or sale of rights only if the Subscription Agent receives a properly endorsed Subscription Warrant before 5:00 p.m., Eastern Daylight time, on the third trading day before the Expiration Date. Unless you make other arrangements with the Subscription Agent, a new Subscription Warrant issued after 5:00 p.m., Eastern Daylight time, on the fifth business day before the expiration of the offering will be held for pick-up at the Subscription Agent's hand delivery address. You assume all risk associated with the delivery of newly issued Subscription Warrants.

     You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights.

PROCEDURES FOR DTC PARTICIPANTS

     We anticipate that the rights will be eligible for transfer, and the exercise of the Basic Subscription Right (but not the Oversubscription Right) may be effected through the facilities of The Depository Trust Company ("DTC"). If you are a DTC participant and wish to exercise your Oversubscription Right with regard to rights held of record by DTC, you must execute and deliver to the Subscription Agent, prior to the Expiration Date and in addition to the other required deliveries, a "DTC Participant Oversubscription Exercise Form." You may obtain a copy of this form from the Subscription Agent.

SUBSCRIPTION AGENT

     The Subscription Agent is ChaseMellon Shareholder Services, L.L.C. The Subscription Agent's address, to which you must make any required deliveries, is:

       If by mail:                  If by hand:              If by overnight courier:
       ChaseMellon                  ChaseMellon                     ChaseMellon
  Shareholder Services,     Shareholder Services, L.L.C.   Shareholder Services, L.L.C.
          L.L.C.              120 Broadway, 13th Floor          85 Challenger Road-
   Post Office Box 3301          New York, NY 10271               Mail Drop-Reorg
South Hackensack, NJ 07606      Attn: Reorganization         Ridgefield Park, NJ 07660
   Attn: Reorganization              Department           Attn: Reorganization Department
        Department

     Facsimiles to the Subscription Agent should be sent to (201) 296-4293. If you send a facsimile to the Subscription Agent, you should confirm that your facsimile has been received by contacting the Subscription Agent. The telephone number to confirm receipt of facsimiles is (201) 496-4860.

     We will pay the fees and expense of the Subscription Agent (except for fees and expenses relating to the sale of rights by the Subscription Agent), and have agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with this offering.

DETERMINATION OF THE SUBSCRIPTION PRICE

     Our Board of Directors determined the subscription price on May 2, 2000. The subscription price represents a discount of $2.125 from the closing market price of a share of the common stock on the date the price was determined. The last reported sales price of the common stock on the NYSE on May 2, 2000 was $14.125 per share. In setting the subscription price, the Board of Directors considered, among other things, the factors set forth above under "Risks Related to the Offering--The offering price was determined by our Board of Directors and bears no relationship to the value of our assets, financial condition, or other established criteria for value." Our common stock may trade at prices above or below this price.

FOREIGN STOCKHOLDERS; STOCKHOLDERS WITH APO OR FPO ADDRESSES

     If you are a holder of record and your address is outside the United States, or if you have an APO or FPO address, a Subscription Warrant will not be mailed to you, but rather will be held by the Subscription Agent for your account. To exercise the rights, you must notify the Subscription Agent prior to 11:00 a.m., Eastern Daylight time, on the second trading day before the Expiration Date, at which time, if no contrary instructions have been received, the Subscription Agent will try to sell the rights. If your rights can be sold, the Subscription Agent will send you a check for the proceeds (based on the weighted average price of all rights sold by the Subscription Agent and less expenses) by mail. If the Subscription Agent does not know your address or cannot contact you, it will hold the proceeds from sale of your rights in a non-interest bearing account. Any amount remaining unclaimed on the second anniversary of the date of this prospectus will be turned over to us.

REGULATORY LIMITATION

     We will not be required to issue shares pursuant to this offering to anyone who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if such clearance or approval has not been obtained at the expiration of this offering.

WITHDRAWAL OF THIS OFFERING

     We reserve the right to withdraw this offering for any reason and at any time prior to 5:00 p.m. Pacific Daylight Time on the Expiration Date, in which event we will cause all funds received to be returned without interest.

ISSUANCE OF THE COMMON STOCK

     The Subscription Agent will issue to you certificates representing shares purchased in this offering as soon as practicable after the Expiration Date. The Subscription Agent will retain all funds delivered to it in payment of the subscription price until such certificates are issued. If you are allocated less than all the shares for which you subscribed, the Subscription Agent will return excess funds to you, without interest, as soon as practicable after the Expiration Date. You will have no rights as a stockholder with respect to shares subscribed for until the certificates are issued.

NO BOARD RECOMMENDATION

     In making any investment decision to exercise or transfer rights, you must consider your own best interests. None of the members of the Board of Directors makes any recommendation as to whether you should exercise or transfer your rights.

NO EFFECT ON STOCK OPTIONS OR BONUS INTERESTS

     No adjustments will be made in connection with the rights offering to any options or bonus interests issued by us under our stock incentive plans or our senior management bonus plan or to the number of shares reserved for issuance under any of our stock incentive plans.

             SHARES OF COMMON STOCK OUTSTANDING AFTER THE OFFERING

     Assuming we issue all of the 5,319,469 shares of common stock being offered by this prospectus, we will then have approximately 31,916,812 shares of common stock issued and outstanding. This would represent a 20.00% increase in the number of outstanding shares of our common stock. If you are an existing stockholder and you do not exercise your subscription rights, the percentage of common stock that you hold will be significantly decreased after the offering.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     This section discusses certain federal income tax consequences of the rights offering to:

     - beneficial owners of common stock upon distribution of the rights,

     - holders of rights upon the exercise of rights, and

     - holders of rights upon the disposition of the rights.

This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change.

     This discussion is limited to U.S. taxpayers who hold our common stock and will hold the rights and any shares acquired upon the exercise of rights as capital assets. This discussion does not include any tax consequences under state, local and foreign law. You should consult with your own tax advisor concerning you own tax situation or special tax considerations that may apply to you, including without limitation foreign, state and local laws that may apply.

     No Gain on Receipt of Rights. As an owner of common stock you will not recognize taxable income as a result of our distribution of the rights to you.

     Basis and Holding Period of Rights. Your tax basis in the rights distributed to you by us will be zero, unless (1) you sell or exercise the rights, and (2) either:

     - the fair market value of the rights on the date of distribution is 15% or more of the fair market value on that date of our common stock your already own, in which case you will be required to allocate a portion of your basis in the shares of our common stock you already own to the rights we are distributing to you, based upon the relative fair market value of the rights and common stock on the date of distribution, or

     - you elect under Section 307 of the Internal Revenue Code of 1986, as amended, to allocate a portion of your basis in the shares of our common stock you already own to the rights we are distributing to you, based upon the relative fair market value of the rights and common stock on the date of distribution.

     Your holding period with respect to the rights we are distributing to you will include your holding period for the common stock with respect to which the rights were distributed.

     Exercise of Rights. You will not recognize any gain or loss upon the exercise of rights. Your basis in the shares you acquire through your exercise of the rights will be equal to the sum of the subscription price you pay for such shares and your basis in those rights (if any). The holding period for the shares you acquire through your exercise of the rights will begin on the day following the date of acquisition. Upon a subsequent sale of those shares you will recognize capital gain or loss equal to the difference between the amount you receive upon that sale and your basis in those shares. The capital gain or loss you recognize will be long-term or short-term, depending on whether the shares have been held for more than one year.

     Sale of Rights. If you sell the rights you will recognize capital gain or loss equal to the difference between the sale proceeds and the basis (if any) in the rights sold. The capital gain or loss you recognize will be long-term or short term depending on whether your holding period for the rights is more than one year.

     Expiration of Rights. If the rights we are distributing to you as a holder of our common stock expire unexercised, you will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock you own.

     Purchasers of Rights. If you acquire rights by purchase, your tax basis in such rights will be equal to the purchase price paid for those rights, and your holding period for such rights will commence on the day following the date of their purchase. If you purchased rights and they expire unexercised, you will recognize a loss equal to your tax basis in the rights. Any loss recognized on the expiration of the rights acquired by purchase will be a capital loss if the common stock would be a capital asset in your hands.

     Backup Withholding. If you sell rights and receive payments, you may be subject to backup withholding at the rate of 31% on the payments received, unless (1) you are a corporation or are otherwise exempt and demonstrate the basis for the exemption if so required, or (2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding. Any amount withheld under these rules will be credited against your federal income tax liability.

                                 LEGAL MATTERS

     Certain legal matters with respect to the authorization and issuance of the common stock offered hereby will be passed upon for us by Mitchell, Silberberg & Knupp LLP, Los Angeles, California.

                                    EXPERTS

     The Consolidated Financial Statements of Westcorp and Subsidiaries at December 31, 1999 and 1998 and for each of the three years in the period ending December 31, 1999 incorporated herein by reference in this prospectus have been incorporated in reliance on the report of Ernst & Young LLP, independent auditors given upon the authority of that firm as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     Included in the Prospectus Summary and elsewhere in this prospectus are several "forward-looking statements." Forward-looking statements are those which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue," or other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks and uncertainties we face are:

     - the level of chargeoffs, as an increase in the level of chargeoffs will decrease our earnings;

     - the ability to originate new loans in a sufficient amount to reach our needs, as a decrease in the amount of loans we originate will decrease our earnings;

     - a decrease in the difference between the average interest rate we receive on the loans we originate and the rate of interest we must pay to fund our cost of originating those loans, as a decrease will reduce our earnings;

     - the continued availability of sources of funding for our operations, as a reduction in the availability of funding will reduce our ability to originate loans;

     - the level of operating costs, as an increase in those costs will reduce our net earnings;

     - a change in general economic conditions; and

     - while we will perform the acts necessary to cause certain events to occur, final performance is subject to the affirmative acts of independent third parties over whom we have no control.

     There are other risks and uncertainties we face, including the effect of changes in general economic conditions and the effect of new laws, regulations and court decisions and those described under the caption "Risk Factors." You are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules relating to the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

     The following documents, all of which were previously filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are hereby incorporated by reference in this prospectus:

     - our Annual Report on Form 10-K for the year ended December 31, 1999;

     - our definitive Proxy Statement for our annual meeting to be held on May 23, 2000; and

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     All other reports and documents filed by us after the date of this prospectus pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the common stock covered by this prospectus are also incorporated by reference in this prospectus and are considered to be part of this prospectus from the date those documents are filed.

     If any statement contained in a document incorporated by reference herein conflicts with or is modified by a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference into this prospectus, the statement made at the latest point in time should control. Any previous statements that have been subsequently altered should therefore not be considered to be a part of this prospectus. We will provide a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this prospectus to any person to whom a copy of this prospectus has been delivered free of charge upon request. Exhibits to such documents will not be provided unless the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Written requests for copies of any documents incorporated by reference should be directed to Guy Du Bose, Esq., General Counsel, Westcorp, 23 Pasteur Road, Irvine, California 92618 (telephone 949-727-1002).

                                MATERIAL CHANGES

     There have been no material changes in our affairs which have occurred since the filing of our Form 10-K which have not been fully disclosed in a subsequently filed Form 10-Q.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [WESTCORP LOGO]

                                5,319,469 SHARES

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                  MAY   , 2000

--------------------------------------------------------------------------------
You may rely on the information contained in this prospectus. Westcorp has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee............................................  $ 16,852
Printing, Engraving and Mailing.............................    75,000
Legal Fees..................................................    50,000
Fees of Registrar and Transfer Agent........................    25,000
Fees of Subscription Agent..................................    25,000
Miscellaneous Fees..........................................     8,148
                                                              --------
  Total.....................................................  $200,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 204 of the California General Corporation Law permits a corporation to eliminate or limit a director's personal liability to the corporation for breach of the director's duties to the corporation or its stockholders with certain exceptions.

     The exceptions include intentional misconduct or knowing misconduct, acts or omissions not done in good faith, transactions from which a director derived an improper personal benefit, reckless acts, acts or omissions showing an unexcused pattern of inattention, transactions between the corporation and a director or between corporations having interrelated directors and improper distributions, loans and guarantees. Section 204 does not apply to officers in their capacities as such, even if they are also directors.

     Section 317 of the California General Corporation Law authorizes a corporation, in its discretion, to indemnify its directors, officers, employees and other agents in terms broad enough to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses) imposed. The Articles of Incorporation and Bylaws of Westcorp provide for indemnification of agents to the fullest extent permitted by law.

     Section 317 further permits a corporation to purchase and maintain insurance on behalf of its agents. Westcorp currently maintains officers' and directors' liability insurance for its officers and directors and for the officers and directors of its subsidiaries with policy limits of $20,000,000. The coverage is composed of a primary insurance policy with limits of $10 million and an excess insurance policy with limits of $10 million. The aggregate deductible is $500,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
    3.1   Certificate of Incorporation(1)
    3.2   Bylaws(1)
      4   Specimen Westcorp Common Stock Certificate
    4.1   Indenture dated as of June 17, 1993 issued by Western
          Financial Bank, formerly Western Financial Savings Bank,
          F.S.B., with respect to $125,000,000 in aggregate principal amount of 8.5% Subordinated Capital Debentures due 2003(2)
    4.2   Indenture dated as of June 25, 1998 issued by Western
          Financial Bank, formerly Western Financial Savings Bank,
          F.S.B., with respect to $150,000,000 in aggregate principal amount of 8.875% Subordinated Capital Debentures due 2007(3)
    4.3   Form of Subscription Warrant

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
      5   Opinion of Mitchell, Silberberg & Knupp LLP with respect to legality
   10.1   Westcorp Incentive Stock Option Plan(5)
   10.2   Westcorp, Inc. Employee Stock Ownership and Salary Savings
          Plan(6)
   10.3   Westcorp 1991 Stock Option Plan(7)
   10.4   1985 Executive Deferral Plan(8)
   10.5   1988 Executive Deferral Plan II(8)
   10.6   1992 Executive Deferral Plan III(8)
   10.7   Transfer Agreement between WFS Financial Inc. and Western
          Financial Bank, F.S.B., dated May 1, 1995(8)
   10.8   Promissory Note of WFS Financial Inc. in favor of Western
          Financial Bank, F.S.B., dated May 1, 1995(8)
   10.9   Revolving Line of Credit Agreement between WFS Financial
          Inc. and Western Financial Bank, dated June 15, 1999(4)
 10.9.1   Amendment No. 1, dated as of August 1, 1999, to the
          Revolving Line of Credit Agreement between WFS Financial
          Inc. and Western Financial Bank(4)
  10.10   Tax Sharing Agreement between WFS Financial Inc. and Western
          Financial Banks, F.S.B., dated January 1, 1994(8)
  10.11   Master Reinvestment Contract between WFS Financial Inc. and
          Western Financial Bank, F.S.B., dated May 1, 1995(8)
  10.12   Amendment No. 1, dated as of June 1, 1995, to the Restated
          Master Reinvestment Reimbursement Agreement(9)
  10.13   Amended and Restated Master Collateral Assignment Agreement,
          dated as of November 1, 1998(9)
  10.14   Form of WFS Financial Inc. Dealer Agreement(10)
  10.15   Form of WFS Financial Inc. Loan Application(10)
  10.16   Westcorp Employee Stock Ownership and Salary Savings
          Plan(11)
10.16.1   Amendment No. 1, dated as of December 1998, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(4)
10.16.2   Amendment No. 2, dated as of January 1, 1999, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(4)
10.16.3   Amendment No. 3, dated as of June 1, 1999, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(4)
  10.17   Amended and Restated WFS 1996 Incentive Stock Option Plan,
          dated January 1, 1997(12)
  10.18   Promissory Note of WFS Financial Inc. in favor of Western
          Financial Bank, F.S.B., dated August 1, 1997(9)
10.18.1   Amendment No. 1, dated February 23, 1999, to the Promissory
          Note of WFS Financial Inc. in favor of Western Financial
          Bank(9)
10.18.2   Amendment No. 2, dated July 30, 1999, to the Promissory Note of WFS Financial Inc. in favor of Western Financial Bank(4)
  10.19   Investment Agreement between WFS Financial Inc. and Western
          Financial Bank, F.S.B., dated January 1, 1996(9)
  10.20   Management Services Agreement between WFS Financial Inc. and
          Western Financial Bank, F.S.B., dated January 1, 1997(9)
  10.21   Employment Agreement(13)(14)(15)
  10.22   Third Amended and Restated Master Collateral Assignment
          Agreement
   23.1   Consent of Ernst & Young LLP
   23.2   Consent of Mitchell, Silberberg & Knupp LLP (included in
          Exhibit 5)
     24   Power of Attorney (on page II-5)

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
   99.1   Form of Subscription Agreement between Westcorp and
          ChaseMellon Shareholder Services, L.L.C.
   99.2   Form of Information Agent Agreement between Westcorp and
          ChaseMellon Shareholder Services, L.L.C.
   99.3   Form of Instructions as to use of the Subscription Warrant
   99.4   Form of Notice of Guaranteed Delivery
   99.5   Form of Letter to Stockholders of Record
   99.6   Form of Letter from Brokers or Other Nominees to Beneficial
          Owners of Common Stock
   99.7   Form of Instructions by Beneficial Owners to Brokers or
          Other Nominees
   99.8   Form of Press Announcement of Filing Registration Statement
   99.9   Form of letter to Dealers and Other Nominees

-------------------------
 (1) Exhibits previously filed with Westcorp Registration Statement on Form S-4 (File No. 33-34286), filed April 11, 1990, incorporated herein by reference under Exhibit Numbers indicated.

 (2) Exhibit previously filed with Western Financial Bank, formerly Western Financial Savings Bank, F.S.B., Offering Circular with the OTS, dated June 17, 1993 (will be provided to the SEC upon request).

 (3) Exhibit previously filed with Western Financial bank, formerly Western Financial Savings Bank, F.S.B., Offering Circular with the OTS, dated July 25, 1998 (will be provided to the SEC upon request).

 (4) Exhibits previously filed with WFS Registration Statement on Form S-2 (File No. 333-91277) filed November 19, 1999 and subsequently amended on January 20, 2000 incorporated by reference under Exhibit Number indicated.

 (5) Exhibits previously filed with Westcorp Registration Statement on Form S-1 (File No. 33-4295), filed May 2, 1986 incorporated herein by reference under Exhibit Number indicated.

 (6) Exhibits previously filed with Westcorp Registration Statement on Form S-4 (File No. 33-34286), filed April 11, 1990 incorporated herein by reference under Exhibit Number indicated.

 (7) Exhibits previously filed with Westcorp Registration Statement on Form S-8 (File No. 33-43898), filed December 11, 1991 incorporated herein by reference under Exhibit Number indicated.

 (8) Exhibits previously filed with WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068), filed August 8, 1995 incorporated herein by reference under Exhibit Number indicated.

 (9) Exhibits previously filed with Annual Report on Form 10-K of WFS Financial Inc for the year ended December 31, 1998 (File No. 33-93068) as filed on or about March 31, 1999.

(10) Amendment No. 1, dated as of July 14, 1995 to the WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068) incorporated herein by reference under Exhibit Number indicated.

(11) Exhibits previously filed with Westcorp Registration Statement on Form S-8 (File No. 333-11039), filed August 29, 1996 incorporated herein by reference under Exhibit Number indicated.

(12) Exhibit previously filed with WFS Registration Statement on Form S-8 (File No. 33-7485), filed July 3, 1996 incorporated by reference under the Exhibit Number indicated. Amendment No. 1 dated as of November 13, 1997 filed with the WFS Registration Statement on Form S-8 (File no. 333-40121) incorporated herein by reference under Exhibit Number indicated.

(13) Employment Agreement dated February 27, 1998 between the registrant and Joy Schaefer (will be provided to the SEC upon request).

(14) Employment Agreement dated February 27, 1998 between the registrant, Westcorp and Lee A. Whatcott (will be provided to the SEC upon request).

(15) Employment Agreement, dated November, 1998 between the registrant and Mark Olson (will be provided to the SEC upon request).

     ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes as follows:

          (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (ii) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (iii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iv) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (v) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

          (vi) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

          (vii) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          (viii) To supplement the prospectus, after expiration of the subscription period, to set forth the results of the subscription offer, the transactions, if any, of the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, if any, and the terms of any subsequent reoffering thereof. If any public offering of the securities is to be made by the underwriters on terms differing from those set forth on the cover of the prospectus, a post-effective amendment will be filed to set forth the terms of that offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 4, 2000.

                                          Westcorp

                                          By:      /s/ ERNEST S. RADY
                                            ------------------------------------
                                                       Ernest S. Rady
                                                   Chairman of the Board
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Westcorp, do hereby constitute and appoint each of Joy Schaefer, Lee A. Whatcott and Guy Du Bose or any of them acting alone, our true and lawful attorney-in-fact and agent, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statements that is to be effective upon filing pursuant to Rule 426(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and any of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or any of them, may deem necessary or advisable to enable Westcorp to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                   DATE
                 /s/ ERNEST S. RADY                         Chairman of the Board        May 4, 2000
-----------------------------------------------------
                   Ernest S. Rady

               /s/ JUDITH M. BARDWICK                              Director              May 4, 2000
-----------------------------------------------------
                 Judith M. Bardwick

                /s/ ROBERT T. BARNUM                               Director              May 4, 2000
-----------------------------------------------------
                  Robert T. Barnum

                                                                   Director              May  , 2000
-----------------------------------------------------
                  Stanley E. Foster

                      SIGNATURE                                     TITLE                   DATE
                 /s/ HOWARD C. REESE                               Director              May 4, 2000
-----------------------------------------------------
                   Howard C. Reese

                                                                   Director              May  , 2000
-----------------------------------------------------
                 Charles E. Scribner

                 /s/ LEE A. WHATCOTT                       Executive Vice President      May 4, 2000
-----------------------------------------------------      (Principal Financial and
                   Lee A. Whatcott                      Accounting Officer) and Chief
                                                              Financial Officer

                                 EXHIBIT INDEX

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                        DESCRIPTION OF EXHIBIT                         PAGE
-------                       ----------------------                     ------------
 3.1       Certificate of Incorporation(1)
 3.2       Bylaws(1)
 4         Specimen Westcorp Common Stock Certificate
 4.1       Indenture dated as of June 17, 1993 issued by Western
           Financial Bank, formerly Western Financial Savings Bank,
           F.S.B., with respect to $125,000,000 in aggregate principal amount of 8.5% Subordinated Capital Debentures due 2003(2)
 4.2       Indenture dated as of June 25, 1998 issued by Western
           Financial Bank, formerly Western Financial Savings Bank,
           F.S.B., with respect to $150,000,000 in aggregate principal amount of 8.875% Subordinated Capital Debentures due 2007(3)
 4.3       Form of Subscription Warrant
 5         Opinion of Mitchell, Silberberg & Knupp LLP with respect to legality
10.1       Westcorp Incentive Stock Option Plan(5)
10.2       Westcorp, Inc. Employee Stock Ownership and Salary Savings
           Plan(6)
10.3       Westcorp 1991 Stock Option Plan(7)
10.4       1985 Executive Deferral Plan(8)
10.5       1988 Executive Deferral Plan II(8)
10.6       1992 Executive Deferral Plan III(8)
10.7       Transfer Agreement between WFS Financial Inc. and Western
           Financial Bank, F.S.B., dated May 1, 1995(8)
10.8       Promissory Note of WFS Financial Inc. in favor of Western
           Financial Bank, F.S.B., dated May 1, 1995(8)
10.9       Revolving Line of Credit Agreement between WFS Financial
           Inc. and Western Financial Bank, dated June 15, 1999(4)
10.9.1     Amendment No. 1, dated as of August 1, 1999, to the
           Revolving Line of Credit Agreement between WFS Financial
           Inc. and Western Financial Bank(4)
10.10      Tax Sharing Agreement between WFS Financial Inc. and Western
           Financial Banks, F.S.B., dated January 1, 1994(8)
10.11      Master Reinvestment Contract between WFS Financial Inc. and
           Western Financial Bank, F.S.B., dated May 1, 1995(8)
10.12      Amendment No. 1, dated as of June 1, 1995, to the Restated
           Master Reinvestment Reimbursement Agreement(9)
10.13      Amended and Restated Master Collateral Assignment Agreement,
           dated as of November 1, 1998(9)
10.14      Form of WFS Financial Inc. Dealer Agreement(10)
10.15      Form of WFS Financial Inc. Loan Application(10)
10.16      Westcorp Employee Stock Ownership and Salary Savings
           Plan(11)
10.16.1    Amendment No. 1, dated as of December 1998, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(4)
10.16.2    Amendment No. 2, dated as of January 1, 1999, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(4)
10.16.3    Amendment No. 3, dated as of June 1, 1999, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(4)

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                        DESCRIPTION OF EXHIBIT                         PAGE
-------                       ----------------------                     ------------
10.17      Amended and Restated WFS 1996 Incentive Stock Option Plan,
           dated January 1, 1997(12)
10.18      Promissory Note of WFS Financial Inc. in favor of Western
           Financial Bank, F.S.B., dated August 1, 1997(9)
10.18.1    Amendment No. 1, dated February 23, 1999, to the Promissory
           Note of WFS Financial Inc. in favor of Western Financial
           Bank(9)
10.18.2    Amendment No. 2, dated July 30, 1999, to the Promissory Note of WFS Financial Inc. in favor of Western Financial Bank(4)
10.19      Investment Agreement between WFS Financial Inc. and Western
           Financial Bank, F.S.B., dated January 1, 1996(9)
10.20      Management Services Agreement between WFS Financial Inc. and
           Western Financial Bank, F.S.B., dated January 1, 1997(9)
10.21      Employment Agreement(13)(14)(15)
10.22      Third Amended and Restated Master Collateral Assignment
           Agreement
23.1       Consent of Ernst & Young LLP
23.2       Consent of Mitchell, Silberberg & Knupp LLP (included in
           Exhibit 5)
24         Power of Attorney (on page II-5)
99.1       Form of Subscription Agreement between Westcorp and
           ChaseMellon Shareholder Services, L.L.C.
99.2       Form of Information Agent Agreement between Westcorp and
           ChaseMellon Shareholder Services, L.L.C.
99.3       Form of Instructions as to use of the Subscription Warrant
99.4       Form of Notice of Guaranteed Delivery
99.5       Form of Letter to Stockholders of Record
99.6       Form of Letter from Brokers or Other Nominees to Beneficial
           Owners of Common Stock
99.7       Form of Instructions by Beneficial Owners to Brokers or
           Other Nominees
99.8       Form of Press Announcement of Filing Registration Statement
99.9       Form of letter to Dealers and Other Nominees